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                                                                  Exhibit 10(m)

                       LOUIS DREYFUS ELECTRIC POWER INC.
                              Wilton, Connecticut

                                                               November 24,
                                                               1996

Duke Energy Marketing Corp.
Duke Energy Corp.

Dear Sirs:

  You and we are parties to an agreement (the "Agreement") dated as of July 30, 1996, relating to Duke/Louis Dreyfus L.L.C. ("D/LD"). You have informed us that one of your Affiliates proposes to enter into an agreement (the "Merger Agreement") with PanEnergy Corp ("Pipe") pursuant to which Pipe will merge into a subsidiary of Duke Power. Pipe, through its affiliates, and Mobil Corporation ("Red"), through its affiliates, are members of PanEnergy Trading and Market Services L.L.C., a Delaware limited liability company, and partners of PanEnergy Marketing Limited Partnership, an Alberta, Canada, limited partnership (collectively, the "Pipe Joint Venture"). The Pipe Joint Venture is engaged in Power Marketing and Natural Gas Marketing. In connection with the Merger Agreement, you have requested us to amend the Agreement. Capitalized words not defined in this letter shall have the meanings given to them in the Agreement.

 We hereby agree that, in consideration for and fulfillment of all of the terms of this letter, the Agreement is hereby amended by the addition of a new
Section 3.8 as follows:

    Notwithstanding anything to the contrary in this Agreement (and in particular Sections 3.2 and 3.4 hereof), Duke Power or any of its Affiliates may merger with Pipe and own Pipe and may operate, through its Affiliates or otherwise, the business of Pipe, including the business of the Pipe Joint Venture.

  In consideration of our agreement to this amendment, you agree that:

    (1) Duke/Louis Dreyfus L.L.C. ("D/LD") shall continue to be operated until the Effective Time, as defined in the Merger Agreement (the "Effective Time"), in the same manner as it has been operated heretofore, with each Member having a 50% ownership interest in D/LD. However, at or prior to the Effective Time, D/LD operations, assets, and liabilities shall be merged into, contributed to, or otherwise acquired by the Pipe Joint Venture, or LD Electric and Duke Energy Marketing shall have contributed their entire ownership interest in D/LD to the Pipe Joint Venture, in such manner as Duke Energy and LD Electric shall reasonably agree (the "Combination").

    (2) In consideration of LD Electric's agreement to enter into the Combination, and subject to paragraphs 3 and 4 of this letter, Duke Energy Marketing, or, if the parties and Red shall mutually agree, the Pipe Joint Venture, shall, beginning at the closing date of the Combination ("Combination Date"), pay to LD Electric annually an amount equal to ten percent (10%) of the net income before taxes (the "10% Interest") of the Pipe Joint Venture (inclusive of the operations, assets and liabilities of D/LD). Duke Power hereby guarantees the obligations of Duke Energy Marketing or the Pipe Joint Venture to pay the 10% Interest. The net income before taxes of the Pipe Joint Venture shall be determined in accordance with generally accepted accounting principles and as set forth in the audited income statements of the Pipe Joint Venture. Duke Energy Marketing will pay the amount of the 10% Interest annually to LD Electric within six months following the conclusion of each fiscal year of the Pipe Joint Venture. In the event that the Pipe Joint Venture incurs a net loss for any year, the amount of such loss shall be deducted from the subsequent year's or subsequent years' net income before taxes until the loss has been eliminated. The 10% Interest represents only the contractual undertaking of Duke Energy Marketing, or, if the parties and Red agree, the Pipe Joint Venture, to make the payments described herein and shall not entitle LD Electric to any board
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  representation, voting rights, or any other right, title, benefit, or interest in the Pipe Joint Venture; provided, however, that (i) LD Electric shall be entitled to receive, subject to reasonable confidentiality restrictions, copies of the Pipe Joint Venture's quarterly unaudited and annual audited financial statements and, at LD Electric's expense, to have an independent accounting firm audit the annual financial statements of the Pipe Joint Venture, and (ii) LD Energy shall have a Co-Investment right, consistent with the Co-Investment right set forth in Section 3.6 of the Agreement, except that such Co-Investment shall be passive and will carry no voting or governance rights, with respect to any Investment in an Electricity-Generating Asset made by Duke Power Company or any of its Affiliates, whether made through the Pipe Joint Venture or otherwise, in North America up to a Co-Investment Percentage of 10 per cent, for so long as LD Electric shall continue to receive the 10% Interest. LD Energy shall respond promptly, and in any event within 30 days of receipt of notice thereof, to any Co-Investment Opportunity.

    (3) From and after this Combination Date, the restrictions of Power Marketing and Natural Gas Marketing activities set forth in Sections 3.1 and 3.2 of the Agreement shall continue to apply to the Members and their Affiliates until the 10% Interest has been acquired by Duke Energy Marketing pursuant to Paragraphs 4 or 5 hereof, except that Duke Power and its Affiliates may (i) conduct or perform any such activities through the Pipe Joint Venture instead of D/LD, and (ii) conduct or perform outside the Pipe Joint Venture certain activities permitted under the Pipe Joint Venture Agreement.

    (4) LD Electric shall be entitled to put the 10% Interest to Duke Energy Marketing at any time between the third and fourth anniversaries of the Effective Time at a price equal to the greater of (i) 10% of the Fair Market Value of the Pipe Joint Venture (inclusive of the operations, assets, and liabilities of D/LD), determined by appraisal and in accordance with Sections 11.2 and 11.3 of the Agreement, or (ii) $150 million; and (b) LD Electric shall be entitled to put the 10% Interest to Duke Energy Marketing at any time between the fifth and sixth anniversaries of the Effective Time at a price equal to the greater of (i) 10% of the Fair Market Value of the Pipe Joint Venture (inclusive of the operations, assets, and liabilities of D/LD), determined by appraisal and in accordance with Sections 11.2 and 11.3 of the Agreement, or (ii) $250 million. After April 1, 2006, the 10% Interest shall be subject to a put in LD Electric's favor, and a call in Duke Energy Marketing's favor, at a price equal to 10% of the Fair Market Value of the Pipe Joint Venture (inclusive of the operations, assets, and liabilities of D/LD), determined by appraisal and in accordance with Sections 11.2 and 11.3 of the Agreement. Duke Power hereby guarantees the payment obligations of Duke Energy Marketing in connection with any such put or call.

    (5) From and after the Combination Date, (i) subject to LD Energy's Co-Investment rights set forth in Paragraph 2 above, Duke Power and its Affiliates shall have no obligation to make Investments in Electricity-Generating Assets or other Energy Assets through the Pipe Joint Venture, and (ii) LD Energy and its Affiliates shall not use the name Duke/Louis Dreyfus or the name Duke in connection with any business activity.

    (6) From and after the Combination Date, the Pipe Joint Venture shall establish a Strategic Advisory Committee that shall include at least the following persons: Simon Rich, Daniel Finn, William Louis-Dreyfus, Richard Osborne or Richard Priory, James Hackett or Paul Anderson. The Strategic Advisory Committee will meet periodically to discuss the strategic position and planning of the Pipe Joint Venture, subject to reasonable confidentiality restrictions. Any member of the Strategic Advisory Committee who is not an employee of Duke Power or any of its Affiliates, Red or any of its Affiliates, or the Pipe Joint Venture shall receive reasonable compensation and reimbursement of expenses in connection with such Committee participation.

    (7) Duke Energy Marketing shall be responsible for and shall reimburse D/LD and Louis Dreyfus Corp. for all renewable severance costs incurred pursuant to employment agreements and policies in effect on the date of this letter and all other reasonable costs, including lease payments, incurred by D/LD or Louis Dreyfus Corp. directly as a result of the Combination.


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    (8)(i) Except as specifically set forth in this letter, the Agreement shall remain in full force and effect and nothing herein shall constitute a waiver or release of any party's rights or benefits under the Agreement.
  (ii) The parties to this letter agreement shall, as expeditiously as possible and in any event within 90 days after the date of this letter, execute such further documents and instruments, including any further amendment to the Agreement, reasonably requested by any other party and shall take such further actions as any other party shall reasonably request to effect the agreements set forth in this letter. (iii) This letter agreement shall be subject to any required governmental approvals, and each of the Members and their Affiliates shall use their best efforts, including the restructurings of any FERC-jurisdictional entities if necessary, to obtain all such approvals. (iv) Each party to this letter hereby irrevocably waives and releases any and all causes of action for tortious interference or any similar claim that such party might now or hereafter have against any other party or any Affiliate, or against Pipe or Red or any of their Affiliates or controlling persons, for or by reason of any matter that relates to or arises out of the negotiations, discussions, communications, and statements made in connection with this letter; provided, however, that nothing herein shall limit, restrict, waive, or affect any obligation of any party pursuant to the Agreement except as specifically amended by this letter.

    (9) Except for the mutual releases set forth in Paragraph 8(iv) which shall survive the termination of the Merger Agreement, if for any reason the Merger Agreement is terminated, then this letter agreement shall be of no effect and the Agreement shall remain in full force and effect without regard to the amendments in this letter.

  If you agree with the terms of this letter, please sign and return a copy to us. Since D/LD was also a party to the Agreement, we shall arrange to have it sign this letter as well. Each of us agrees that this is intended to be, and is, a binding agreement and that Duke Power is relying on this Agreement in entering into the Merger Agreement.

                                          Yours truly,

                                          Louis Dreyfus Energy Corp.


                                          By:  /s/ William Louis-Dreyfus
                                             ---------------------------------
                                          Louis Dreyfus Electric Power Inc.


                                          By:  /s/ William Louis-Dreyfus
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Agreed:

Duke Energy Marketing Corp.


By:   /s/ William H. Grigg
   ---------------------------
Duke Energy Corp.


By:   /s/ William H. Grigg
   ---------------------------
Duke Power Company


By:   /s/ William H. Grigg
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                                 Confirmed:

                                 Duke/Louis Dreyfus L.L.C.


                                 By:  /s/ William Louis-Dreyfus
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